Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP ONE MANHATTAN WEST NEW YORK, NY 10001 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

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August 26, 2024

Western Digital Corporation

5601 Great Oaks Parkway

San Jose, California 95119

Re:	Western Digital Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Western Digital Corporation, a Delaware corporation (the “Company”), in connection with the resale by the selling stockholders identified in Schedule A hereto (the “Selling Stockholders”) of up to (i) 235,000 shares of the Company’s Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Convertible Preferred Stock”) and (ii) 10,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) underlying the Convertible Preferred Stock. We have been advised that the Convertible Preferred Stock was issued pursuant to an Investment Agreement, dated as of January 31, 2023, between the Company, Elliott Associates, L.P. and Elliott International, L.P., as amended (the “Investment Agreement”).

Western Digital Corporation

August 26, 2024

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3ASR (File No. 333-281780) of the Company relating to Common Stock, preferred stock and other securities of the Company filed on August 26, 2024 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulation (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated August 26, 2024 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the prospectus supplement, dated August 26, 2024 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) an executed copy of the Investment Agreement;

(e) an executed copy of a certificate of Brandi Steege, Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f) a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of August 23, 2024, and certified pursuant to the Secretary’s Certificate (the “Amended and Restated Certificate of Incorporation”);

(g) a copy of the Company’s bylaws, as amended and in effect on January 29, 2023 and as of the date hereof and certified pursuant to the Secretary’s Certificate (the “Bylaws”);

(h) a copy of the Company’s Certificate of Designations certified by the Secretary of State of the State of Delaware as of August 23, 2024, and certified pursuant to the Secretary’s Certificate (the “Certificate of Designations”); and

(i) a copy of certain resolutions of the Board of Directors of the Company, adopted on January 29, 2023 and certain resolutions of the Pricing Committee thereof, adopted on January 31, 2023, certified pursuant to the Secretary’s Certificate.

Western Digital Corporation

August 26, 2024

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Investment Agreement.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. With respect to our opinion set forth in paragraph 1 below, we have assumed that (i) the Company received the consideration for the Convertible Preferred Stock set forth in the Investment Agreement and the applicable board resolutions and (ii) the issuance of the Convertible Preferred Stock has been registered in the Company’s share registry. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholder and others and of public officials, including the factual representations and warranties set forth in the Investment Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Convertible Preferred Stock have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

2. The Common Stock have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and upon conversion of the Convertible Preferred Stock into Common Stock in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and nonassessable.

In addition, in rendering the foregoing opinions we have assumed that the issuance of the Common Stock does not and the issuance of the Convertible Preferred Stock did not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate of Incorporation, the Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended June 28, 2024 and the Company will continue to have sufficient authorized shares of common stock.

Western Digital Corporation

August 26, 2024

We hereby consent to the reference to our firm under the heading “Validity Of The Securities” in the Prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

BDP

Western Digital Corporation

August 26, 2024

Schedule A

Entities managed by Elliott Investment Management L.P.